Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports Second Quarter 2009 Results
BATON ROUGE, Louisiana — (August 5, 2009) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the second quarter ended June 30, 2009.
SECOND QUARTER 2009 SUMMARY
•	Revenues decreased 36.2% to $180.2 million versus $282.6 million a year ago.

•	EBITDA decreased 46.5% to $34.6 million, or a 19.2% margin, compared to $64.6 million, or a 22.9% margin, a year ago.

•	Income from operations decreased 75.3% to $8.6 million compared to $34.9 million a year ago.

•	Net income was $0.3 million, or $0.01 per diluted share, compared to $16.1 million, or $0.45 per diluted share. The effective income tax rate in the second quarter of 2009 was 65.1% versus 37.0% a year ago due to the effect of permanent differences on lower pre-tax income.

•	Reduced debt by $23.0 million during the quarter.
“The recession continues to heavily impact our non-residential construction and industrial end-markets,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “In spite of very weak demand for our products and services, we were able to remain profitable, increase liquidity and strengthen our balance sheet.”
“While business conditions did not improve during the second quarter, we are encouraged by some positive signs that we are seeing in the economy,” added Engquist. “The banking system appears to have stabilized and credit markets have improved. We are also encouraged by
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H&E Equipment Services Reports Second Quarter 2009 Results

Aug. 5, 2009

signs of stabilization in the utilization of our rental fleet. I believe we have successfully scaled our business to the current environment and are well positioned to take advantage of the recovery when it begins.”
“As a result of our focus on cost containment and cash generation, we reduced our debt by $23 million during the second quarter,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “As a result, our liquidity remains strong with $267 million of availability under our senior secured credit facility. For the second consecutive quarter, we reduced rental fleet spending to result in negative net rental cap-ex. Rates continued to be under pressure during the second quarter as our rental rates on new contracts decreased 15.8% from the second quarter of 2008 and 7.5% from the first quarter of 2009. While the current conditions resulted in significant year-over-year declines in revenue and gross profit in all of our major product lines, our parts and service revenues and gross profit again experienced less volatility.”
FINANCIAL DISCUSSION FOR SECOND QUARTER 2009
Revenue
Total revenues decreased 36.2% to $180.2 million from $282.6 million in the second quarter of 2008. Equipment rental revenues decreased 33.4% to $50.1 million compared with $75.2 million in the second quarter of 2008. New equipment sales decreased 40.7% to $59.3 million from $100.0 million. Used equipment sales decreased 56.5% to $20.5 million compared to $47.2 million. Parts sales declined 10.0% to $26.3 million from $29.2 million in the second quarter of 2008. Service revenues decreased 12.7% to $15.5 million compared with $17.7 million in the second quarter of 2008.
Gross Profit
Gross profit decreased 44.8% to $44.5 million from $80.6 million in the second quarter of 2008. Gross margin was 24.7% for the quarter ended June 30, 2009 as compared to 28.5% for the quarter ended June 30, 2008. The lower gross margin in the current quarter is primarily due to lower rental gross margins.
On a segment basis, gross margin on rentals decreased to 32.5% from 49.3% in the second quarter of 2008 due to declines in rental rates and lower time utilization combined with an increase in rental and depreciation expense as a percentage of revenues. On average, rental rates declined 15.8% as compared to the second quarter of 2008. Time utilization was 55.3% in the second quarter of 2009 as compared to 67.9% a year ago.
Gross margins on new equipment sales were 12.8%, which were flat in comparison to the second quarter a year ago. Gross margins on used equipment sales decreased to 18.3% from 22.7% a year ago. Gross margins on used equipment sales include margins on the sale of both used inventory and rental fleet. The lower gross margin on total used equipment sales is due primarily to lower margins on the sale of used inventory with margins at 3.7% in 2009 as compared to 11.3% in 2008. Margins on the sale of rental fleet were 23.4% in 2009 as compared to 26.3% a year ago. Gross margin on parts sales decreased to 28.4% from 29.1% last year. Gross margin on service revenues decreased to 63.1% from 64.6% in the second quarter of 2008.
Rental Fleet
At the end of the second quarter of 2009, the original acquisition cost of the Company’s rental fleet was $732.9 million, down $70.4 million from $803.3 million at the end of the second quarter of 2008. Dollar utilization was 27.1% compared to 37.5% for the second quarter of 2008. Dollar
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H&E Equipment Services Reports Second Quarter 2009 Results

Aug. 5, 2009

returns decreased reflecting lower year-over-year average rental rates and lower time utilization as discussed above.
Selling, General and Administrative Expenses
SG&A expenses for the second quarter of 2009 were $36.1 million compared with $45.9 million last year, a $9.7 million, or 21.2% decrease. The decrease was primarily attributable to lower wages, incentive pay, benefits and employee-related costs as a result of workforce reductions. For the second quarter of 2009, SG&A expenses increased as a percentage of total revenues to 20.0% as compared with 16.2% last year.
Income from Operations
Income from operations for the second quarter of 2009 decreased 75.3% to $8.6 million, or an operating margin of 4.8%, compared with $34.9 million, or an operating margin of 12.3%, a year ago.
Interest Expense
Interest expense for the second quarter of 2009 decreased $1.5 million to $8.0 million from $9.5 million primarily due to a decrease in average borrowings on the Company’s senior secured credit facility and lower floor plan payables.
Net Income
Net income decreased to $0.3 million, or $0.01 per diluted share, from $16.1 million, or $0.45 per diluted share in 2008. The effective income tax rate increased to 65.1% in the second quarter of 2009 as compared to 37.0% last year. The effective income tax rate increased due to the effect of permanent differences on lower pre-tax income in the current period.
EBITDA
EBITDA for the second quarter of 2009 decreased $30.0 million to $34.6 million from $64.6 million in the second quarter of 2008. EBITDA as a percentage of revenues was 19.2% compared with 22.9% in the second quarter of 2008.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss second quarter results today, August 5, 2009, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-4902 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on August 5, 2009, and will continue through August 13, 2009, by dialing 719-457-0820 and entering confirmation code 5843498.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 5, 2009, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
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H&E Equipment Services Reports Second Quarter 2009 Results

Aug. 5, 2009

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 62 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America as well as the impact of the current macroeconomic downturn and current conditions of the global credit markets and its effect on construction activity and the economy in general; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs as we age our fleet and decreases in our equipments’ residual value; (4) our indebtedness; (5) the risks associated with the expansion of our business; (6) our possible inability to effectively integrate any businesses we acquire; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Second Quarter 2009 Results

Aug. 5, 2009

H&E EQUIPMENT SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Equipment rentals	$50,077	$75,234	$105,561	$146,445
New equipment sales	59,268	99,985	123,325	176,338
Used equipment sales	20,463	47,152	36,556	88,563
Parts sales	26,335	29,247	52,358	58,161
Service revenues	15,482	17,730	30,939	34,318
Other	8,616	13,296	17,698	24,585

Total revenues	180,241	282,644	366,437	528,410
Cost of revenues:
Rental depreciation	22,899	26,048	46,684	52,476
Rental expense	10,902	12,130	22,232	23,946
New equipment sales	51,655	87,164	106,970	152,710
Used equipment sales	16,725	36,463	29,413	67,382
Parts sales	18,865	20,740	37,387	41,006
Service revenues	5,710	6,283	11,413	12,424
Other	8,979	13,253	17,552	25,179

Total cost of revenues	135,735	202,081	271,651	375,123

Gross profit	44,506	80,563	94,786	153,287
Selling, general, and administrative expenses	36,122	45,857	75,269	92,541
Gain on sales of property and equipment	201	157	183	296

Income from operations	8,585	34,863	19,700	61,042

Interest expense	(8,011)	(9,531)	(16,192)	(19,698)
Other income, net	180	265	395	481

Income before provision for income taxes	754	25,597	3,903	41,825

Provision for Income taxes	491	9,479	1,462	15,498

Net income	$263	$16,118	$2,441	$26,327

EARNINGS PER SHARE
Basic — Earnings per share	$0.01	$0.45	$0.07	$0.72

Basic — Weighted average number of common shares outstanding	34,596	35,986	34,588	36,335

Diluted — Earnings per share	$0.01	$0.45	$0.07	$0.72

Diluted — Weighted average number of common shares outstanding	34,596	35,988	34,595	36,339

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H&E Equipment Services Reports Second Quarter 2009 Results

Aug. 5, 2009

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2009	2008

Cash	$8,868	$11,266
Rental equipment, net	497,402	554,457
Total assets	853,520	966,634

Total debt(1)	299,167	330,584
Total liabilities	560,560	676,427
Stockholders’ equity	292,960	290,207
Total liabilities and stockholders’ equity	$853,520	$966,634

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, capital lease obligation and notes payable obligations.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income	$263	$16,118	$2,441	$26,327
Interest expense	8,011	9,531	16,192	19,698
Provision for income taxes	491	9,479	1,462	15,498
Depreciation	25,656	28,765	52,236	58,014
Amortization of intangibles	148	754	296	1,467

EBITDA	$34,569	$64,647	$72,627	$121,004
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